Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-231725) of PowerFleet, Inc. to be filed with the Securities and Exchange Commission on July 23, 2019, of (1) our report dated March 26, 2018, with respect to the financial statements of POINTER SA (PTY) LTD. for the years ended December 31, 2017 and 2016 and (2) our report dated February 22, 2019, with respect to the financial statements of POINTER SA (PTY) LTD. for the years ended December 31, 2018 and 2017, in each case as such reports are referenced in the Annual Report on Form 20-F of Pointer Telocation Ltd. for the year ended December 31, 2018, filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Amended Registration Statement.

/s/ Mazars Certified Public Accountants
Mazars Certified Public Accountants

Cape Town, South Africa, July 23, 2019